Exhibit 99.1

March 1, 2023
For 6:00 a.m. ET Release

LOWE’S REPORTS FOURTH QUARTER 2022 SALES AND EARNINGS RESULTS
— Diluted EPS of $1.58; Adjusted Diluted EPS1 of $2.28 —
— U.S. Comparable Sales Decreased 0.7% —
— Provides Fiscal 2023 Outlook —

MOORESVILLE, N.C., March 1, 2023 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $957 million and diluted earnings per share (EPS) of $1.58 for the quarter ended Feb. 3, 2023, compared to diluted EPS of $1.78 in the fourth quarter of 2021. Excluding the pre-tax transaction costs associated with the sale of our Canadian retail business, fourth quarter adjusted diluted EPS1 increased 28% to $2.28 compared to the prior year.

Total sales for the fourth quarter were $22.4 billion compared to $21.3 billion in the fourth quarter of 2021. Comparable sales for the fourth quarter decreased 1.5%, and comparable sales for the U.S. home improvement business decreased 0.7%.

The fourth quarter of fiscal 2022 consisted of 14 weeks, compared with 13 weeks for the prior year. The 14th week added approximately $1.4 billion in sales for the quarter and the year. Comparable sales are based on a comparable number of weeks from the prior year.

In the fourth quarter, the company awarded $220 million in discretionary and profit-sharing bonuses to associates, including $70 million for our assistant store managers and supply chain supervisors and $150 million for eligible hourly associates.

“We continue to make strides on our Total Home strategy, with 10% Pro growth in the U.S. and 5% increase in Lowes.com sales. In recognition of the front-line leaders and associates who delivered these results, we are pleased to award $220 million in discretionary and profit-sharing bonuses,” commented Marvin R. Ellison, Lowe’s chairman, president and CEO. “I am confident we are making the right investments – in our associates and in our business – to drive long-term growth. We also continue to improve operating margin, demonstrating our ongoing focus on driving productivity across the company.”

Capital Allocation
With a disciplined focus on its leading capital allocation program, the company continues to generate long-term shareholder value. During the quarter, the company repurchased approximately 10 million shares for $2.0 billion, and it repurchased 71 million shares for $14.1 billion for the year. Total share repurchases in 2022 were $1.1 billion higher than anticipated, reflecting better-than-expected operating performance and the company’s commitment to return excess capital to shareholders.

The company also paid $643 million in dividends in the fourth quarter and $2.4 billion in dividends for the year. In total, the company returned $16.5 billion to shareholders through share repurchases and dividends in 2022.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook

The company is introducing its outlook for fiscal 2023.

Full Year 2023 Outlook -- a 52-week Year (comparisons to full year 2022 -- a 53-week year)
•Total sales of approximately $88 – $90 billion
•Comparable sales expected to be flat to down -2% as compared to prior year
•Operating income as a percentage of sales (operating margin) of 13.6% to 13.8%
•Effective income tax rate of approximately 25%
•Diluted earnings per share of $13.60 to $14.00
•Capital expenditures of up to $2 billion

A conference call to discuss fourth quarter 2022 operating results is scheduled for today, Wednesday, March 1, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Fourth Quarter 2022 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 17 million customer transactions a week in the U.S. With total fiscal year 2022 sales of over $97 billion, approximately $92 billion of sales were generated in the U.S., where Lowe's operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and (Accumulated Deficit)/Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Fiscal Year Ended
	February 3, 2023		January 28, 2022		February 3, 2023		January 28, 2022
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$22,445	100.00	$21,339	100.00	$97,059	100.00	$96,250	100.00
Cost of sales	15,189	67.67	14,312	67.07	64,802	66.77	64,194	66.70
Gross margin	7,256	32.33	7,027	32.93	32,257	33.23	32,056	33.30
Expenses:
Selling, general and administrative	5,131	22.86	4,741	22.21	20,332	20.94	18,301	19.01
Depreciation and amortization	421	1.88	437	2.05	1,766	1.82	1,662	1.73
Operating income	1,704	7.59	1,849	8.67	10,159	10.47	12,093	12.56
Interest – net	322	1.43	235	1.11	1,123	1.16	885	0.92
Pre-tax earnings	1,382	6.16	1,614	7.56	9,036	9.31	11,208	11.64
Income tax provision	425	1.90	408	1.91	2,599	2.68	2,766	2.87
Net earnings	$957	4.26	$1,206	5.65	$6,437	6.63	$8,442	8.77

Weighted average common shares outstanding – basic	603		673		629		696
Basic earnings per common share (1)	$1.58		$1.79		$10.20		$12.07
Weighted average common shares outstanding – diluted	605		676		631		699
Diluted earnings per common share (1)	$1.58		$1.78		$10.17		$12.04
Cash dividends per share	$1.05		$0.80		$3.95		$3.00

(Accumulated Deficit)/Retained Earnings
Balance at beginning of period	$(13,313)		$(1,913)		$(5,115)		$1,117
Net earnings	957		1,206		6,437		8,442
Cash dividends declared	(633)		(537)		(2,466)		(2,081)
Share repurchases	(1,873)		(3,871)		(13,718)		(12,593)
Balance at end of period	$(14,862)		$(5,115)		$(14,862)		$(5,115)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $954 million for the three months ended February 3, 2023, and $1,202 million for the three months ended January 28, 2022. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $6,416 million for the fiscal year ended February 3, 2023, and $8,409 million for the fiscal year ended January 28, 2022.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Fiscal Year Ended
	February 3, 2023		January 28, 2022		February 3, 2023		January 28, 2022
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$957	4.26	$1,206	5.65	$6,437	6.63	$8,442	8.77
Foreign currency translation adjustments – net of tax	209	0.93	(82)	(0.38)	36	0.04	(4)	—
Cash flow hedges – net of tax	(43)	(0.19)	53	0.25	309	0.32	109	0.11
Other	2	0.01	(1)	(0.01)	(2)	—	(5)	(0.01)
Other comprehensive income/(loss)	168	0.75	(30)	(0.14)	343	0.36	100	0.10
Comprehensive income	$1,125	5.01	$1,176	5.51	$6,780	6.99	$8,542	8.87

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	February 3, 2023	January 28, 2022
Assets
Current assets:
Cash and cash equivalents	$1,348	$1,133
Short-term investments	384	271
Merchandise inventory – net	18,532	17,605
Other current assets	1,178	1,051
Total current assets	21,442	20,060
Property, less accumulated depreciation	17,567	19,071
Operating lease right-of-use assets	3,518	4,108
Long-term investments	121	199
Deferred income taxes – net	250	164
Other assets	810	1,038
Total assets	$43,708	$44,640

Liabilities and shareholders' deficit
Current liabilities:
Short-term borrowings	$499	$—
Current maturities of long-term debt	585	868
Current operating lease liabilities	522	636
Accounts payable	10,524	11,354
Accrued compensation and employee benefits	1,109	1,561
Deferred revenue	1,603	1,914
Income taxes payable	1,181	128
Other current liabilities	3,488	3,207
Total current liabilities	19,511	19,668
Long-term debt, excluding current maturities	32,876	23,859
Noncurrent operating lease liabilities	3,512	4,021
Deferred revenue – Lowe's protection plans	1,201	1,127
Other liabilities	862	781
Total liabilities	57,962	49,456

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 601 million and 670 million, respectively	301	335
Capital in excess of par value	—	—
Accumulated deficit	(14,862)	(5,115)
Accumulated other comprehensive income/(loss)	307	(36)
Total shareholders' deficit	(14,254)	(4,816)
Total liabilities and shareholders' deficit	$43,708	$44,640

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Fiscal Year Ended
	February 3, 2023	January 28, 2022
Cash flows from operating activities:
Net earnings	$6,437	$8,442
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,981	1,882
Noncash lease expense	530	517
Deferred income taxes	(239)	135
Asset impairment and loss on property – net	2,118	34
Loss on sale of business	421	—
Share-based payment expense	223	230
Changes in operating assets and liabilities:
Merchandise inventory – net	(2,594)	(1,413)
Other operating assets	56	(23)
Accounts payable	(549)	466
Deferred revenue	(183)	413
Other operating liabilities	388	(570)
Net cash provided by operating activities	8,589	10,113

Cash flows from investing activities:
Purchases of investments	(1,189)	(3,065)
Proceeds from sale/maturity of investments	1,174	3,293
Capital expenditures	(1,829)	(1,853)
Proceeds from sale of property and other long-term assets	45	113
Proceeds from sale of business	491	—
Other – net	(1)	(134)
Net cash used in investing activities	(1,309)	(1,646)

Cash flows from financing activities:
Net change in commercial paper	499	—
Net proceeds from issuance of debt	9,667	4,972
Repayment of debt	(867)	(2,118)
Proceeds from issuance of common stock under share-based payment plans	151	132
Cash dividend payments	(2,370)	(1,984)
Repurchases of common stock	(14,124)	(13,012)
Other – net	(5)	(6)
Net cash used in financing activities	(7,049)	(12,016)

Effect of exchange rate changes on cash	(16)	(8)

Net increase/(decrease) in cash and cash equivalents	215	(3,557)
Cash and cash equivalents, beginning of period	1,133	4,690
Cash and cash equivalents, end of period	$1,348	$1,133

Lowe’s Companies, Inc.
Non-GAAP Financial Measure Reconciliation (Unaudited)

To provide additional transparency, the Company has presented a comparison to the non-GAAP financial measure of adjusted diluted earnings per share for the three months ended February 3, 2023. This measure excludes the impact of a discrete item, further described below, not contemplated in Lowe’s Business Outlook to assist analysts and investors in understanding operational performance for the fourth quarter of fiscal 2022.

Fiscal 2022 Impacts
During fiscal 2022, the Company recognized financial impacts from the following discrete item, not contemplated in the Company's Business Outlook for fiscal 2022:

•In the fourth quarter of fiscal 2022, the Company recognized pre-tax transaction costs totaling $441 million, consisting of the loss on the sale and other closing costs associated with the sale of the Canadian retail business (Canadian retail business transaction costs).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

A reconciliation between the Company’s GAAP and non-GAAP financial results is shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	February 3, 2023
	Pre-Tax Earnings	Tax[1]	Net Earnings
Diluted earnings per share, as reported			$1.58
Non-GAAP adjustments – per share impacts
Canada retail business transaction costs	0.73	(0.03)	0.70
Adjusted diluted earnings per share			$2.28
1 Represents the corresponding tax benefit or expense related to the item excluded from adjusted diluted earnings per share.